INTERIM

INVESTMENT ADVISORY AGREEMENT

Between

XTF ADVISORS TRUST

and

CLS INVESTMENT FIRM, LLC

      INTERIM ADVISORY AGREEMENT (the “Agreement”), made as of February 25, 2008, between XTF Advisors Trust, a Delaware statutory trust (the "Trust"), and CLS Investment Firm, LLC, a Nebraska limited liability company, having its principal offices at 4020 South 147th Street, Omaha, Nebraska 68137 (“CLS” or the “Adviser”).

W I T N E S S E T H:

    WHEREAS, the Trust engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

    WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, each having its own investment objective or objectives, policies and limitations;

    WHEREAS, the Trust offers shares in the series named on Appendix A hereto (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 1.3, being herein referred to as a "Fund," and collectively as the "Funds");

     WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”);

     WHEREAS, the Trust desires to retain the Adviser to render investment advisory and administrative services to the Trust with respect to each Fund in the manner and on the terms and conditions hereinafter set forth;

     WHEREAS, the previous adviser to the Trust served in said capacity pursuant to the Trust’s original advisory agreement (the "Prior Advisory Agreement") with XTF Advisors, LLC (the "Prior Advisor");

WHEREAS the Prior Advisor has resigned effective as of the close of business on February 22, 2008;

 WHEREAS, the Adviser will provide the same services to the Trust under this Agreement as the Prior Advisor provided under the Prior Advisory Agreement;

WHEREAS, the Trust will terminate the Fund’s Prior Advisory Agreement upon entering into this one;

WHEREAS, the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust, have determined that the scope and quality of services to be provided to the Trust under this Agreement will be at least equivalent to the scope and quality of services provided under the Prior Advisory Agreement;

WHEREAS, a majority of the Trustees of the Trust are not interested persons of the Trust, and those Trustees select and nominate any other disinterested Trustees of the Trust;

WHEREAS, the legal counsel for the Independent Trustees of the Trust is an independent legal counsel;

WHEREAS, the material terms and conditions of this Agreement are the same as the terms in the Prior Advisory Agreement, except for those specific terms and conditions required by Rule 15a-4 under the 1940 Act;

WHEREAS, the Adviser and Trust propose to seek and obtain shareholder approval of a long-term advisory agreement within the time limit specified in Rule 15a-4 under the 1940 Act;

WHEREAS, the Board of Trustees of the Trust has voted in person to approve this Agreement before the Prior Advisory Agreement terminates; and

   WHEREAS, the Trust desires to retain Adviser to provide a continuous investment program for the assets of each series of the Trust,

     NOW, THEREFORE, the parties hereto agree as follows:

1. Services of the Adviser.

      1.1 Investment Advisory Services. The Adviser shall act as the investment adviser to each Fund and, as such, shall (i) obtain and evaluate such information relating to the economy, industries, business, securities markets and securities as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the assets of each Fund in a manner consistent with its investment objective(s), policies and restrictions, and (iii) determine from time to time securities to be purchased, sold, retained or lent by each Fund, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Adviser will place orders pursuant to its investment determinations either directly with the  issuer or with a broker or dealer, and if with a broker or dealer, (a) will attempt to obtain the best price and execution of its orders, and (b) may nevertheless in its discretion purchase and sell portfolio securities from and  to brokers who provide the Adviser with research, analysis, advice and similar services and pay such brokers in return a higher commission or spread than may be charged by other brokers.

      The Trust hereby authorizes any entity or person associated with the Adviser or any Sub-Adviser retained by the Adviser pursuant to Section 7 of this Agreement, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

      The Adviser shall carry out its duties with respect to each Fund's investments in accordance with applicable law and the investment objectives, policies and restrictions set forth in each Fund's then-current Prospectus and Statement of Additional Information, and subject to such further limitations as the Trust may from time to time impose by written notice to the Adviser.

      1.2 Administrative Services. The Adviser shall manage the Trust's business and affairs and shall provide such services required for effective administration of the Trust as are not provided by employees or other agents engaged by the Trust; provided, that the Adviser shall not have any obligation to provide under this Agreement any direct or indirect services to Trust shareholders, any services related to the distribution of Trust shares, or any other services which are the subject of a separate agreement or arrangement between the Trust and the Adviser. Subject to the foregoing, in providing administrative services hereunder, the Adviser shall:

      1.2.1 Office Space, Equipment and Facilities. Furnish without cost to the Trust, or pay the cost of, such office space, office equipment and office facilities as are adequate to fulfill the Adviser’s obligations hereunder.

      1.2.2 Personnel. Provide, without remuneration from or other cost to the Trust, the services of individuals competent to perform all of the Trust's executive, administrative and clerical functions which are not performed by employees or other agents engaged by the Trust or by the Adviser acting in some other capacity pursuant to a separate agreement or arrangement with the Trust.

      1.2.3 Agents. Assist the Trust in selecting and coordinating the activities of the other agents engaged by the Trust, including the Trust's shareholder servicing agent, custodian, administrator, independent auditors and legal counsel.

      1.2.4 Trustees and Officers. Authorize and permit the Adviser's directors, officers and employees who may be elected or appointed as Trustees or officers of the Trust to serve in such capacities, without remuneration from or other cost to the Trust.

      1.2.5 Books and Records. Assure that all financial, accounting and other records required to be maintained and preserved by the Adviser on behalf of the Trust are maintained and preserved by it in accordance with applicable laws and regulations.

      1.2.6 Reports and Filings. Assist in the preparation of (but not pay for) all periodic reports by the Trust to its shareholders and all reports and filings required to maintain the registration and qualification of the Trust and Trust shares, or to meet other regulatory or tax requirements applicable to the Trust, under federal and state securities and tax laws.

      1.3 Additional Series. In the event that the Trust establishes one or more series after the effectiveness of this Agreement ("Additional Series"), Appendix A to this Agreement may be amended to make such Additional Series subject to this Agreement upon the approval of the Board of Trustees of the Trust and the shareholder(s) of the Additional Series, in accordance with the provisions of the Act. The Trust or the Adviser may elect not to make any such series subject to this Agreement.

2. Expenses of the Trust.

      2.1 Expenses to be Paid by Adviser. The Adviser shall pay all salaries, expenses and fees of the officers, Trustees and employees of the Trust who are officers, directors or employees of the Adviser.

      In the event that the Adviser pays or assumes any expenses of the Trust not required to be paid or assumed by the Adviser under this Agreement, the Adviser shall not be obligated hereby to pay or assume the same or any similar expense in the future; provided, that nothing herein contained shall be deemed to relieve the Adviser of any obligation to the Trust under any separate agreement or arrangement between the parties.

      2.2 Expenses to be Paid by the Trust. The Trust shall bear all expenses of its operation, except those specifically allocated to the Adviser under this Agreement or under any separate agreement between the Trust and the Adviser. Subject to any separate agreement or arrangement between the Trust and the Adviser, the expenses hereby allocated to the Trust, and not to the Adviser, include but are not limited to:

      2.2.1 Custody. All charges of depositories, custodians, and other agents for the transfer, receipt, safekeeping, and servicing of its cash, securities, and other property.

      2.2.2 Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, including but not limited to the charges of any shareholder servicing agent, dividend disbursing agent or other agent engaged by the Trust to service shareholder accounts.

      2.2.3 Shareholder Reports. All expenses of preparing, setting in type, printing and distributing reports and other communications to shareholders.

      2.2.4 Prospectuses. All expenses of preparing, setting in type, printing and mailing annual or more frequent revisions of the Trust's Prospectus and Statement of Additional Information and any supplements thereto and of supplying them to shareholders.

      2.2.5 Pricing and Portfolio Valuation. All expenses of computing the Trust's net asset value per share, including any equipment or services obtained for the purpose of pricing shares or valuing the Trust's investment portfolio.

      2.2.6 Communications. All charges for equipment or services used for communications between the Adviser or the Trust and any custodian, shareholder servicing agent, portfolio accounting services agent, or other agent engaged by the Trust.

      2.2.7 Legal and Accounting Fees. All charges for services and expenses of the Trust's legal counsel and independent accountants.

      2.2.8 Trustees' Fees and Expenses. All compensation of Trustees other than those affiliated with the Adviser, all expenses incurred in connection with such unaffiliated Trustees' services as Trustees, and all other expenses of meetings of the Trustees and committees of the Trustees.

      2.2.9 Shareholder Meetings. All expenses incidental to holding meetings of shareholders, including the printing of notices and proxy materials, and proxy solicitations therefor.

      2.2.10 Federal Registration Fees. All fees and expenses of registering and maintaining the registration of the Trust under the Act and the registration of the Trust's shares under the Securities Act of 1933 (the "1933 Act"), including all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing of any Registration Statement, Prospectus and Statement of Additional Information under the 1933 Act or the Act, and any amendments or supplements that may be made from time to time.

      2.2.11 State Registration Fees. All fees and expenses of taking required action to permit the offer and sale of the Trust's shares under securities laws of various states or jurisdictions, and of registration and qualification of the Trust under all other laws applicable to the Trust or its business activities (including registering the Trust as a broker-dealer, or any officer of the Trust or any person as agent or salesperson of the Trust in any state).

      2.2.12 Confirmations. All expenses incurred in connection with the issue and transfer of Trust shares, including the expenses of confirming all share transactions.

      2.2.13 Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Trustees of the Trust, including, without limitation, such bond, liability and other insurance expenses that may from time to time be allocated to the Trust in a manner approved by its Trustees.

      2.2.14 Brokerage Commissions. All brokers' commissions and other charges incident to the purchase, sale or lending of the Trust's portfolio securities.

      2.2.15 Taxes. All taxes or governmental fees payable by or with respect to the Trust to federal, state or other governmental agencies, domestic or foreign, including stamp or other transfer taxes.

      2.2.16 Trade Association Fees. All fees, dues and other expenses incurred in connection with the Trust's membership in any trade association or other investment organization.

      2.2.18 Compliance Fees. All charges for services and expenses of the Trust's Chief Compliance Officer.

      2.2.19 Nonrecurring and Extraordinary Expenses. Such nonrecurring and extraordinary expenses as may arise including the costs of actions, suits, or proceedings to which the Trust is a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its officers, Trustees and agents.

3. Advisory Fee.

      3.1 Fee. As compensation for all services rendered, facilities provided and expenses paid or assumed by the Adviser under this Agreement, each Fund shall pay the Adviser on the last day of each month, or as promptly as possible thereafter, a fee calculated by applying a monthly rate, based on an annual percentage rate, to the Fund's average daily net assets for the month. The annual percentage rate applicable to each Fund is set forth in Appendix A to this Agreement, as it may be amended from time to time in accordance with Section 1.3 of this Agreement.   The fee to be received by the Adviser under this Agreement will be no greater than the fee received by the Adviser under the Prior Advisory Agreement.

The fee earned under this Agreement will be computed daily and held in an interest-bearing escrow account with the Trust’s custodian or a bank.  If a majority of each Fund’s outstanding voting securities approve a long-term advisory agreement with the Adviser by the end of the duration of this Agreement, as defined in Section 11 below, the amount in the escrow account, including interest earned, will be paid to the Adviser.  If a majority of a Fund’s outstanding voting securities do not approve a long-term advisory agreement with the Adviser, the Adviser will be paid with respect to such Fund, out of the escrow account, the lesser of:  any costs incurred in performing this Agreement (plus interest earned on that amount while in escrow); or the total amount in the escrow account (plus interest earned) ..

If this Agreement is terminated prior to the end of any calendar month, the fee, subject to the escrow provisions in paragraph (b) of this Section, shall be pro-rated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

4. Records.

      4.1 Tax Treatment. Both the Adviser and the Trust shall maintain, or arrange for others to maintain, the books and records of the Trust in such a manner that treats each Fund as a separate entity for federal income tax purposes.

      4.2 Ownership. All records required to be maintained and preserved by the Trust pursuant to the provisions or rules or regulations of the Securities and Exchange Commission under Section 31(a) of the Act and maintained and preserved by the Adviser on behalf of the Trust are the property of the Trust and shall be surrendered by the Adviser promptly on request by the Trust; provided, that the Adviser may at its own expense make and retain copies of any such records.

5. Reports to Adviser.

      The Trust shall furnish or otherwise make available to the Adviser such copies of the Trust's Prospectus, Statement of Additional Information, financial statements, proxy statements, reports and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

6. Reports to the Trust.

      The Adviser shall prepare and furnish to the Trust such reports, statistical data and other information in such form and at such intervals as the Trust may reasonably request.

7. Retention of Sub-Adviser.

      Subject to the Trust's obtaining the initial and periodic approvals required under Section 15 of the Act, the Adviser may retain one or more sub-advisers, at the Adviser's own cost and expense, for the purpose of managing the investments of the assets of one or more Funds of the Trust. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall, subject to Section 9 of this Agreement, be responsible to the Trust for all acts or omissions of any sub-adviser in connection with the performance of the Adviser's duties hereunder.

8. Services to Other Clients.

      Nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment management and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

9. Limitation of Liability of Adviser and its Personnel.

      Neither the Adviser nor any director, manager, officer or employee of the Adviser performing services for the Trust at the direction or request of the Adviser in connection with the Adviser's discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with any matter to which this Agreement relates, and the Adviser shall not be responsible for any action of the Trustees of the Trust in following or declining to follow any advice or recommendation of the Adviser or any sub-adviser retained by the Adviser pursuant to Section 7 of this Agreement;  PROVIDED, that nothing herein contained shall be construed (i) to protect the Adviser against any liability to the Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Adviser's duties, or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, manager, officer or employee of the Adviser who is or was a Trustee or officer of the Trust against any liability of the Trust or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office with the Trust.

10. Effect of Agreement.

      Nothing herein contained shall be deemed to require to the Trust to take any action contrary to its Declaration of Trust or its By-Laws or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Trustees of the Trust of their responsibility for and control of the conduct of the business and affairs of the Trust.

11. Term of Agreement.

          (a) Duration.  This Agreement, unless sooner terminated as provided herein, shall become effective on February 25, 2008 (the “Effective Date.”) and shall continue in effect until a date no later than 150 days from the Effective Date.

          (b) Termination.  This Agreement may be terminated as to the Fund at any time, without the payment of any penalty by: (1) the vote the Trustees of the Trust or a majority of the Trust’s outstanding voting securities, on not more than 10 calendar days’ written notice to the Sub-Adviser, or (2) the Adviser, on not less than 30 days’ nor more then 60 days’ written notice to the Sub-Adviser, (3) by any Party immediately upon written notice to the other Party in the event of a breach of any provision to this Agreement by such other Party, or (4) by the  Sub-Adviser at any time without the payment of any penalty, on not less than 30 days nor more than 60 days written notice to the Adviser and the Trust.

12. Amendment or Assignment of Agreement.

      Any amendment to this Agreement shall be in writing signed by the parties hereto; PROVIDED, that no such amendment shall be effective unless authorized (i) by resolution of the Trustees of the Trust, including the vote or written consent of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, and (ii) by vote of a majority of the outstanding voting securities of the Fund affected by such amendment as required by applicable law. This Agreement shall terminate automatically and immediately in the event of its assignment.

13. Termination of Agreement.

      This Agreement may be terminated as to any Fund at any time by either party hereto, without the payment of any penalty, upon sixty (60) days' prior written notice to the other party; PROVIDED, that in the case of termination as to any Fund, such action shall have been authorized (i) by resolution of the Trust's Board of Trustees, including the vote or written consent of Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, or (ii) by vote of majority of the outstanding voting securities of the Fund.

14. Use of Name.

      The Trust is named the XTF Advisors Trust and each Fund may be identified, in part, by the name "XTF."

15. Declaration of Trust.

      The Adviser is hereby expressly put on notice of the limitation of  shareholder liability as set forth in the Trust's Declaration of Trust and agrees that the obligations assumed by the Trust or a Fund, as the case may be, pursuant to this Agreement shall be limited in all cases to the Trust or a Fund, as the case may be, and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust. In addition, the Adviser shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Adviser understands that the rights and obligations of any Fund under the Declaration of Trust are separate and distinct from those of any and all other Funds. The Adviser further understands and agrees that no Fund of the Trust shall be liable for any claims against any other Fund of the Trust and that the Adviser must look solely to the assets of the pertinent Fund of the Trust for the enforcement or satisfaction of any claims against the Trust with respect to that Fund.

16. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

17. Interpretation and Definition of Terms.

         Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts, or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested persons," "assignment" and "affiliated person," as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the Act. In addition, when the effect of a requirement of the Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

18. Captions.

         The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

19. Execution in Counterparts.

         This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

                               XTF ADVISORS TRUST

                               By:___________________________

                                     Andrew Rogers

                                     Treasurer

                               CLS INVESTMENT FIRM, LLC

                               By:

                              __________________________

Patrick Clarke

Chief Executive Officer

XTF ADVISORS TRUST

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND

TARGET DATE PORTFOLIOS

ETF 2010 PORTFOLIO

ETF 2015 PORTFOLIO

ETF 2020 PORTFOLIO

ETF 2025 PORTFOLIO

ETF 2030 PORTFOLIO

ETF 2040+ PORTFOLIO

TACTICAL ALLOCATION PORTFOLIOS

ETF 20 PORTFOLIO

ETF 40 PORTFOLIO

ETF 50 PORTFOLIO

ETF 60 PORTFOLIO

ETF 70 PORTFOLIO

ETF 80 PORTFOLIO

ETF 100 PORTFOLIO

TACTICAL ALLOCATION PORTFOLIOS

XTF MODERATE CONSERVATIVE PORTFOLIO

XTF MODERATE  PORTFOLIO

XTF MODERATE AGGRESSIVE PORTFOLIO

0.50% 0.50% 0.50% 0.50% 0.50% 0.50% 0.50% 0.50% 0.50% 0.50% 0.50% 0.50% 0.50% 0.40% 0.40% 0.40%